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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-119421 of Hartford Life and Annuity Insurance Company Separate Account Three on Form N-4 (the "Post-Effective Amendment"), of our report dated February 23, 2010, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account Three as of December 31, 2009, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information in Post-Effective Amendment No. 12 to the Registration Statement, which is incorporated by reference in this Post-Effective Amendment, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
July 19, 2010
Hartford, CT